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                                                                    EXHIBIT 15.1


August 13, 2003


The Board of Directors and Stockholders
Questcor Pharmaceuticals, Inc.


We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-107755) of Questcor Pharmaceuticals, Inc. for the registration of 7,966,976 shares of its common stock of our reports dated April 29, 2003 and July 24, 2003 relating to the unaudited condensed consolidated interim financial statements of Questcor Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31,2003 and June 30, 2003.


Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                      Very truly yours,

                                                      /s/ Ernst & Young LLP